SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                            FORM S-8
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

                          ANUHCO, INC.
     (Exact Name of Registrant as Specified in its Charter)

        Delaware                            46-0278762
(State of Incorporation)       (IRS Employer Identification No.)

                 9393 W. 110th Street, Suite 100
                  Overland Park, Kansas  66210
            (Address of Principal Executive Offices)

                     STOCK OPTION AGREEMENT
                         BY AND BETWEEN
                          ANUHCO, INC.
                               AND
                        C. TED MC CARTER
                            EFFECTIVE
                          MAY 31, 1995
                      (Full Title of Plan)

                        Timothy P. O'Neil
               President & Chief Financial Officer
                          Anuhco, Inc.
                 9393 W. 110th Street, Suite 100
                    Overland Park, KS  66210
             (Name and Address of Agent for Service)

                          913-451-2800
  (Telephone Number, including Area Code, of Agent for Service)

                 CALCULATION OF REGISTRATION FEE

                 Proposed    Proposed    Proposed
                 Maximum     Maximum     Maximum
   Title of       Amount     Offering    Aggregate    Amount of
Securities to     to be        Price     Offering    Registration
be Registered   Registered   Per Share     Price         Fee

Common Stock         (1)            (2)
   $0.01         50,000       $8.66875   $433,437.50  $149.46

(1) As provided by Rule 416(a), this registration statement also covers such additional indeterminate number of shares of Common Stock as may be issuable as a result of antidilution provisions of the Agreement.

(2) Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(h), based upon (a) the price at which options for 10,000 shares granted prior to May 31, 1995 under the Stock Option Agreement effective May 31, 1995 by and between the registrant and
     C. Ted McCarter ("Agreement") may be exercised ($8.59375 per share) and (b) with respect to 40,000 shares of Common Stock remaining available for future stock option grants under the Agreement, the average of the high and low prices for the Common Stock as reported on the American Stock Exchange as of the close of business on September 1, 1995 ($8.6875 per share).

                             PART I

      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information

Item 2.   Registrant Information and Employee Plan
          Annual Information

          Information required by Part I to be contained in the
Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

          The following documents which have been filed with the Securities and Exchange Commission ("Commission") are hereby incorporated by reference in this registration statement:

1.   The registrant's Annual Report on Form 10-K dated March 10,
     1995, filed with the Commission for the fiscal year ended
     December 31, 1994.

2.   All reports filed by the registrant or the Plan pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 1994.

3. The description of the Common Stock contained in the registration statement on Form 8-A filed by the registrant with the Commission on June 28, 1993 under the Securities
     Exchange Act of 1934; declared effective by the Securities and Exchange Commission by its Order dated June 17, 1993.

     In addition, all documents which are filed by the registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4.   Description of Securities

     Not applicable

Item 5.   Interests of Named Experts and Counsel

     Not applicable

Item 6.   Indemnification of Directors and Officers

     Limitation of Liability

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article Ninth of the Certificate of Incorporation of the registrant provides that a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability: (i) for breach of the director's duty of loyalty to the registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. Such terms are incorporated in indemnification agreements between the registrant and each director and officer of the registrant.

     Indemnification and Insurance

     Section 145 of the General Corporation Law of the State of Delaware authorizes indemnification of officers and directors under certain circumstances and subject to certain limitations. Article XIII of the registrant's By-Laws provides that the registrant (a) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), and with respect to actions other than by or in the right of the registrant judgments, fines and amounts paid in settlement (except judgments, fines and amounts paid in settlement in the case of an action or suit by or in the right of the corporation) actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person meets the standard of conduct set forth therein and (b) may pay expenses incurred by any officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the registrant as authorized in
Article XIII. Under Article XIII, expenses incurred by other employees and agents may be paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. Indemnification agreements, as approved by shareholders of the registrant, indemnify directors to the full extent authorized or permitted by law. Indemnification Agreements with directors and officers of the registrant further provide that the registrant may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any officer, director, employee, trustee or agent of the registrant or any person who is or was serving at the request of the registrant as an officer, director, employee, partner (general or limited), trustee or agent of another enterprise against any liability asserted against him or incurred by him in any such capacity or status.

     The registrant carries a directors' and officers' liability and company reimbursement liability insurance policy insuring the directors and officers of the registrant and its subsidiaries against losses, as defined in the policy, for which the directors and officers are not indemnified by the registrant up to $10,000,000. The policy also insures the registrant up to the same limit against amounts the registrant may be required or permitted to pay as indemnity to the directors and officers in excess of a deductible amount of $250,000 for each loss. The policy covers losses arising from claims which may be made against directors and officers between June 19, 1991 and November 20, 1995, by reason of any wrongful act, as defined in the policy, in their capacities as directors and officers.

Item 7.   Exemption from Registration Claimed

     Not applicable

Item 8.   Exhibits

Exhibit No.                      Exhibit

4.1 Specimen Certificate for Shares of the registrant's common stock (incorporated by reference from Exhibit 4 to the registrant's Annual Report on Form 10-K dated March 13, 1992, filed with the Commission for the year ended December 31, 1991, as amended on Form 8 filed with the Commission on August 3, 1992).

4.2 Articles Fourth, Fifth, Seventh, Eighth and Ninth of the registrant's Certificate of Incorporation (incorporated by reference from Exhibit 3 to the registrant's Quarterly Report on Form 10-Q dated August 14, 1991, filed with the Commission for the quarter ended June 30, 1991).

4.3 Articles II, V, VIII, IX AND XII of the registrant's By-Laws (incorporated by reference from Exhibit 3(b) to the registrant's Annual Report on Form 10-K dated March 13, 1992, filed with the Commission for the year ended December 31, 1991, as amended on Form 8 filed with the Commission on August 3, 1992).

 5*  Opinion re Legality

24*  Consent of independent certified public accountants.

* Filed herewith.

Item 9.   Undertakings

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by Section
               10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          provided, however, that the undertakings set forth in paragraphs 1(i) and 1(ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
          Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such information is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     The Registrant.  Pursuant to the requirements of the
Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized in the City of Overland Park, and State of Kansas, on
August 29, 1995.
                     ANUHCO, INC. (Registrant)
                     By /s/Timothy P. O'Neil,
                        Timothy P. O'Neil, President and
                        Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Signatures                         Title

/s/ Timothy P. O'Neil         President, Treasurer, Principal
TIMOTHY P. O'NEIL             Executive Officer and Principal
                              Financial Officer

/s/ Roy R. Laborde            Chairman of the Board of
ROY R. LABORDE                Directors and Director

/s/ John P. Bigger            Vice Chairman of the Board
JOHN P. BIGGER                of Directors and Director

/s/ Joe J. Brown              Director
JOE J. BROWN

/s/ William Cox               Director
WILLIAM D. COX

/s/ Larry D. Crouse           Vice President and Director
LARRY D. CROUSE

/s/ Donald M. Gamet           Director
DONALD M. GAMET

/s/ Eleanor B. Schwartz       Director
ELEANOR B. SCHWARTZ

/s/ Walter P. Walker          Director
WALTER P. WALKER

Date of all signatures August 29, 1995

                          EXHIBIT INDEX

 5   Opinion regarding legality                   10

24   Consent of independent certified
      public accountants                          11